                                           Filed by i2 Technologies, Inc.
                                       Pursuant to Rule 425 under the Securities
                                           Act of 1933 and deemed filed pursuant
                                           to Rule 14a-12 of the Securities
                                           Exchange Act of 1934

                                       Subject Company: Aspect Development, Inc.
                                                   Commission File No: 000-20749

THE FOLLOWING IS A SUMMARY OF THE SLIDE PRESENTATION GIVEN BY i2 TECHNOLOGIES ON MARCH 15, 2000

                   [tradeMatrix    tradeMatrix ARIBA    [ARIBA
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                       CHANGING THE RULES OF COMPETITION


                                Gregory A. Brady
                                 President, i2




                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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AGENDA


o    B2B Marketplace and Directions

o    TradeMatrix

o    IBM/i2/Aspect/Ariba relationship



                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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Enormous Impact of B2B


          MANUFACTURERS                        SERVICE ORGANIZATIONS
--------------------------------------------------------------------------------
MRO Supplies                     8%     MRO Supplies and Equipment      25%
Office Supplies                  2%     Office Supplies                  5%
Production Components           50%     Services                        10%
All Other Expenses and Profit   40%     All Other Expenses and Profit   60%


--------------------------------------------------------------------------------
BUSINESS IMPACT OF NEXT GENERATION B2B SOLUTIONS

BUSINESS OBJECTIVE            NEW B2B CAPABILITY       FIRST GEN.     NEXT GEN.
------------------            ------------------       ----------     ---------
Reduce Ordering Cost          Transaction Automation       X              X
Reduce Inventories            Collaborative Planning                      X
Reduce COGS                   Spend Aggregation                           X
Reduce OpEx                   Spend Aggregation                           X
Speed Product Devel.          Design Collaboration                        X
--------------------------------------------------------------------------------





                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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Vision of the Business Internet



B2B Procurement           B2B Marketplaces                  B2B Interoperability
                                                            and Network Services

Capture spend with        Leverage assets, redefine         Reach new customers
B2B for cost savings      supply chain, in B2B Economy      and markets on
and efficiencies                                            Global B2B Network



                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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VALUE CREATION OPPORTUNITIES



     [BAR GRAPH DEPICTING THE DECREASE IN COST AND SAVING OPPORTUNITY FROM DIRECT MATERIALS, INDIRECT MATERIALS, COST OF LABOR, DIRECT OVERHEAD, SALES
            EXPENSES, R&D AND OTHER COMPONENTS BEFORE AND AFTER B2B]



                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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B2B CRITICAL SUCCESS FACTORS


o    Sources of value

     o    eMarketplaces are bounded by services, content, and connectivity

o    Shared value

     o    Must add value to every constituent

o    Time to value

     o Ease of adoption and cost of conversion are significantly impacted by time to value

o    Open, Scalable technology


                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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ENTERPRISE PROCESSES



        [CHART DEPICTING VISUAL PRESENTATIONS OF ENTERPRISE PROCESSES -
              PRODUCT DEVELOPMENT/ENGINEERING, MANUFACTURING, AND
                        MARKETING/SALES/ADMINISTRATION]



                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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eBUSINESS AND THE ENTERPRISE



      [CHART SHOWING SOME OF THE COMPONENTS OF eBUSINESS - DIRECT MATERIAL
         SUPPLIERS, DESIGN PARTNERS, CUSTOMERS, LOGISTIC PROVIDERS AND
      INDIRECT MATERIAL SUPPLIERS AND THE INTERACTION WITH THE ENTERPRISE
                              PROCESS COMPONENTS]



                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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eBUSINESS SOLUTION



                         [CHART SHOWING SOME OF THE COMPONENTS OF eBUSINESS - DIRECT MATERIAL SUPPLIERS, DESIGN PARTNERS, CUSTOMERS, LOGISTIC PROVIDERS AND INDIRECT MATERIAL SUPPLIERS AND THE INTERACTION WITH THE ENTERPRISE PROCESS COMPONENTS]



                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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PRIVATE MARKETPLACE



                   [CHART SHOWING PREVIOUS SLIDE PRESENTATION IN THE BACKGROUND, WITH "PRODUCT DEVELOPMENT", "COMMERCE", "STRATEGIC SOURCING", "RETAIL", "PROCUREMENT", "PLANNING", "FULFILLMENT", "CUSTOMER CARE", AND "CONTENT" SOLUTIONS SUPERIMPOSED OVER THE MARKETPLACE DEPICTION.]



                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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PUBLIC MARKETPLACE




                                                               CONTENT
YOURCOMPANY.COM                                                AUCTIONS
SAME GRAPHIC AS                                              AGGRAGATION
PREVIOUS PAGE                                                    M2M
                                                           HOSTED SERVICES


SAME GRAPHIC AS                                        GRAPHIC SHOWING VARIOUS
PREVIOUS PAGE                                        INDUSTRY GROUPS INTERACTING
MYB2B.COM                                              IN A COOPERATIVE PUBLIC
                                                             MARKETPLACE








                                                                   IBM
                                                                   i2
(C)1995-2000 IBM i2 ARIBA                                         ARIBA

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                            INTRODUCING TRADEMATRIX




                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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What is TradeMatrix?

o    Most comprehensive open B2B solution in the market

     o    Breadth of services

          o    Eight Services

     o    Content Services

          o    Aspect Development                   [GRAPHIC SHOWING NUMEROUS
                                                     EMARKETPLACES AND THEIR
     o    Marketplace-to-Marketplace                 INTERACTION WITH ONE
                                                     ANOTHER]
          o    "open B2B2C marketplaces"

     o    Physical fulfillment

          o    "the Internet meets reality"

     o    Value

          o    "$10 B and counting"



                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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What is TradeMatrix?



o    Most comprehensive open B2B solution in the market

     o    Breadth of services

          o    Procurement

          o    Strategic Sourcing

          o    Commerce                               [GRAPHIC SHOWING NUMEROUS
                                                      EMARKETPLACES AND THEIR
          o    Fulfillment                            INTERACTION WITH ONE
                                                      ANOTHER]
          o    Planning

          o    Product Development

          o    Retail

          o    Customer Care




                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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What is TradeMatrix?



o    Catalog Management Technology

o    Open Supplier Catalog Architecture

o    Standard Classification Scheme

o    Specific Catalog Views

o    Types of Content                           [GRAPHIC SHOWING NUMEROUS
                                                 EMARKETPLACES AND THEIR
     o    Structured                             INTERACTION WITH ONE
                                                 ANOTHER]
     o    Unstructured

     o    Dynamic

     o    Aggregate




                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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WHAT IS TRADEMATRIX?



o    M2M

     o Open, Global Commerce Backbone networking marketplaces, buyer, suppliers and commerce services

o    COMPLETE INTEGRATION BETWEEN COMMERCE TRANSACTIONS
     AND PHYSICAL SUPPLY CHAIN

     o    Planning

     o    Execution                                 [GRAPHIC SHOWING NUMEROUS
                                                     EMARKETPLACES AND THEIR
     o    Logistics                                  INTERACTION WITH ONE
                                                     ANOTHER]



                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

                                     [tradeMatrix    tradeMatrix ARIBA    [ARIBA
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AGENDA



o    B2B Marketplace and Directions

o    TradeMatrix

o    IBM/i2/Aspect/Ariba relationship




                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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IBM/i2/ASPECT/ARIBA



o    Best of breed solution offered through an open B2B platform

o    Based on a strong IBM middleware/operating environment

o    11+ Production service offerings provided by a combination of i2 and Ariba

o Broadest content offering in the market offered by Aspect Development and others

o    Proven solution that deliver rapid time to value





                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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COMBINED OFFERING




  Other marketplaces             IBM Marketplaces           SoftgoodsMatrix
[E MARKETPLACE GRAPHIC]       [E MARKETPLACE GRAPHIC]    [E MARKETPLACE GRAPHIC]



                            Global Commerce Backbone



[E MARKETPLACE GRAPHIC]     [E MARKETPLACE GRAPHIC]   [E MARKETPLACE GRAPHIC]
   Ariba Marketplaces            FreightMatrix             HightechMatrix



                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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PROGRESS TO DATE



o    TradeMatrix launch at Planet '99

      tradeMatrix

o    Industry public marketplaces

      hightechMatrix     freightMatrix     softgoodsMatrix

     and more to come...

o    Privately branded marketplaces

     o SUN, IBM, HP, Compaq, Nike, Alliant, UTC, Honeywell, VF Corp, Jergen's, Clorox, Fasturn.com, eCampus.com, iStar-exchange,
          myAircraft.com, and many more....



iStarXchange                      myAircraft.com                     eCAMPUS.com


                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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REAL RESULTS

                                                       PIE CHART COMPONENTS:

                                                       INVENTORY REDUCTION
[PIE CHART                                             THROUGHPUT IMPROVEMENT
DEPICTION, WITHOUT                                     REVENUE GROWTH
NUMBERS]                                               MATERIAL COST REDUCTION
                                                       DIRECT OVERHEAD REDUCTION
-------------------------------------
OVER $10 BILLION OF VALUE DELIVERED TO DATE





                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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WHY IS TRADEMATRIX UNIQUE?


o    IBM/Ariba relationship

o    Breadth and depth of services

o    Content

o    Marketplace-to-Marketplace

o    Physical fulfillment

o    Value
                                                   [GRAPHIC SHOWING NUMEROUS
Proven ability to deliver                           EMARKETPLACES AND THEIR
                                                    INTERACTION WITH ONE
                                                    ANOTHER]


                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA

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IN CLOSING,



o    B2B is a huge opportunity.

     o    Redefine your operating business model.

     o Significantly improve the efficiency and customer reach of your ecosystem

o TradeMatrix is the most comprehensive platform for eMarketplaces and business model transformation


o    Together, we can change the rules of competition





                                                                           IBM
                                                                           i2
(C)1995-2000 IBM i2 ARIBA                                                ARIBA